Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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MIDWEST EXPRESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1828757
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
6744 South Howell Avenue
Oak Creek, Wisconsin	53154
(Address of principal executive offices)	(Zip Code)

Midwest Express Holdings, Inc. 1995 Stock Option Plan
Midwest Express Holdings, Inc. 2003 All Employee Stock Option Plan
(Full title of the plans)

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Timothy E. Hoeksema
Chairman of the Board, President, and Chief Executive Officer
6744 South Howell Avenue
Oak Creek, Wisconsin 53154
(414) 570-4000
(Name, address and telephone number, including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value	2,551,741 shares,	$4.02 (3)	$10,257,999 (3)	$830 (4)
$.01 per share, with	with attached
attached Preferred Share	Preferred Share
Purchase Rights	Purchase Rights
(1)(2)

(1)	Includes (a) 1,000,000 additional shares of common stock issuable under the Midwest Express Holdings, Inc. 1995 Option Plan (the “1995 Plan”) by virtue of an amendment to the 1995 Plan increasing the number of shares of common stock authorized thereunder from 1,548,900 shares to 2,548,900 shares and (b) 1,551,741 shares of common stock issuable under the Midwest Express Holdings 2003 All Employee Stock Option Plan (the “2003 Plan”). Each share of common stock has attached thereto four-ninths of a preferred share purchase right.

(2)	Pursuant to Rule 416 under the Securities Act, in the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares. In addition, pursuant to Rule 416, the shares being registered include an additional indeterminate number of shares of common stock issuable as the result of any applicable anti-dilution adjustments.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on December 1, 2003, which date was within five business days of the date of this filing. The value attributable to the preferred share purchase rights is reflected in the price of the common stock.

(4)	In accordance with General Instruction E to Form S-8, in connection with the 1995 Plan, a filing fee is being paid only with respect to the 1,000,000 additional shares being registered pursuant to this registration statement.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement on Form S-8. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus for the Midwest Express Holdings, Inc. 1995 Stock Option Plan (the “1995 Plan”) also relates to the registrant’s registration statement on Form S-8, No. 333-1554, and registration statement on Form S-8, No. 333-44253.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents filed with the Commission are hereby incorporated by reference:

        (a)         The registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Commission on March 18, 2003.

        (b)        All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2002, including quarterly reports on Form 10-Q filed on November 14, 2003, August 14, 2003 and May 15, 2003 and current reports on Form 8-K filed, or furnished and deemed filed, on November 26, 2003, November 24, 2003, October 23, 2003, October 14, 2003, October 1, 2003, September 5, 2003, August 29, 2003, August 4, 2003, July 22, 2003, July 21, 2003 (two such reports were filed on this day), July 15, 2003 (two such reports were filed on this day), June 13, 2003, April 17, 2003, March 14, 2003, March 13, 2003, March 7, 2003, February 27, 2003, February 21, 2003 and February 10, 2003.

        (c)        The description of the registrant’s common stock contained in Item 4 of the registrant’s registration statement on Form 8-B filed May 2, 1996, including any amendment or report filed for the purpose of updating such description.

        (d)        The description of the Preferred Share Purchase Rights contained in Item 1 of the registrant’s Preferred Share Purchase Rights registration statement on Form 8-A filed February 15, 1996, and any amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this registration statement and prior to such time as the registrant files a post-effective amendment to the registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

        Pursuant to the Wisconsin Business Corporation Law and our By-Laws, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to us and such breach or failure constituted: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance or expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, our directors are not subject to personal liability to us, our shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        Under certain circumstances, we are required to advance expenses for the defense of any action for which indemnification may be available.

        We also maintain director and officer liability insurance against certain claims and liabilities which may be made against our former, current or future directors or officers.

        The indemnification provided by the Wisconsin Business Corporation Law and our By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.   Undertakings.

        (a)        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 30, 2003.

MIDWEST EXPRESS HOLDINGS, INC.
By: /s/ Timothy E. Hoeksema
Timothy E. Hoeksema
Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Timothy E. Hoeksema, Robert S. Bahlman and Carol N. Skornicka, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Timothy E. Hoeksema Timothy E. Hoeksema	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2003
/s/ Robert S. Bahlman Robert S. Bahlman	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	November30, 2003
/s/ John F. Bergstrom John F. Bergstrom	Director	November 30, 2003
/s/ James G. Grosklaus James G. Grosklaus	Director	November 30, 2003

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Signature	Title	Date
/s/ Ulice Payne, Jr. Ulice Payne, Jr.	Director	November 30, 2003
/s/ Samuel K. Skinner Samuel K. Skinner	Director	November 30, 2003
/s/ Elizabeth T. Solberg Elizabeth T. Solberg	Director	November 30, 2003
/s/ Richard H. Sonnentag Richard H. Sonnentag	Director	November 30, 2003
/s/ Frederick P. Stratton, Jr. Frederick P. Stratton, Jr.	Director	November 30, 2003
/s/ David H. Treitel David H. Treitel	Director	November 30, 2003
/s/ John W. Weekly John W. Weekly	Director	November 30, 2003

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EXHIBIT INDEX

Exhibit No.	Exhibit

(4.1)	Article Five of registrant’s Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form 8-B filed May 2, 1996 (File No. 1-13934)).

(4.2)	Midwest Express Holdings, Inc. 1995 Stock Option Plan, as amended through April 25, 2001 (incorporated by reference to Appendix B to the registrant’s definitive proxy statement on Schedule 14A filed on March 21, 2001 (File No. 1-13934)).

(4.3)	Form of Nonqualified Stock Option (incorporated by reference to Exhibit 4.4 to the registrant’s registration statement on Form S-8 filed February 20, 1996 (No. 333-1554)).

(4.4)	Midwest Express Holdings, Inc. 2003 All Employee Stock Option Plan.

(4.5)	Form of Grant Letter.

(4.6)	Form of Term Sheet.

(4.7)	Rights Agreement, dated February 14, 1996, between the registrant and U.S. Bank, National Association as successor in interest to Firstar Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form 8-A filed February 15, 1996 (File No. 1-13934)).

(4.8)	Amendment to the Rights Agreement, dated April 19, 1996, between the registrant and U.S. Bank, National Association as successor in interest to Firstar Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form 8-B filed May 2, 1996 (File No. 1-13934)).

(4.9)	Amendment to Rights Agreement, effective as of September 30, 2002, by and among U.S. Bank, National Association, the registrant and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the registrant’s annual report on Form 10-K for the year ended December 31, 2002 (File No. 1-13934)).

(5)	Opinion of Foley & Lardner.

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(23.1)	Consent of Deloitte & Touche LLP.

(23.2)	Consent of Foley & Lardner (filed as part of Exhibit (5) hereto).

(24)	Powers of Attorney relating to subsequent amendments (included on the signature page to this registration statement).

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